CONFIDENTIAL TREATMENT - Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT

This Development, Manufacturing and Supply Agreement (the “Agreement”), dated this 28th day of April, 2006, is made between Cure Therapeutics, Inc. ("CTI"), and Hercon Laboratories Corporation, a Delaware corporation ("Hercon").

RECITALS

A.
CTI owns or has licensed certain patented technology (US Patent # * and # *, Applications # * and # * and PCT Application # *), relating to the use of * to treat overuse * (as defined below, the “Clinical Trial Products”).

B.	Hercon will perform development and related manufacturing services for CTI leading to the manufacture of Clinical Trial Products.

In consideration of the foregoing premises, and the mutual covenants and obligations set forth herein, CTI and Hercon hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1
“Affiliate” shall mean, with respect to any party, any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party. A person or entity shall be deemed to control a corporation (or other entity) if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity) whether through the ownership of voting securities, by contract or otherwise.

1.2	“Nitroglycerin Adhesive Mixture” shall mean the adhesive mixture containing nitroglycerin as the active ingredient sourced from a third party base supplier.

1.3
“Clinical Trial Products” shall mean the formulations, and only such formulations as supplied by CTI, of Nitroglycerin Adhesive Mixture in such strengths as shall provide for delivery of * mg/hour to * mg/hour of GTN (glyceryl trinitrate) (and such other delivery strengths as the Parties may agree upon in writing) in patch form for transdermal administration to meet the Product Specifications.

1.4
“Product Specifications” shall mean the specifications for the Clinical Trial Products as shall be mutually agreed between the parties in writing and attached as Exhibit A hereto, and shall include (as applicable) statements of pharmaceutical manufacturing, filling, storage and quality control procedures, and labeling and packaging specifications (as such may be revised from time to time in accordance with the terms of this Agreement by written agreement executed by the parties).

1.5
“Confidential Information” shall mean, with respect to a party, all information of any kind whatsoever (including without limitation, the Intellectual Property, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged in written or tangible form to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees or agents of the other party without the use of such information disclosed by the disclosing party to the other party.

1.6
“Drug Master File” shall mean the Drug Master File for manufacturing the active pharmaceutical ingredient or other raw materials used in the Clinical Trial Products, filed with the FDA, and the equivalent filing with any other country, as same may be amended from time to time.

1.7	“FDA” shall mean the United States Food and Drug Administration, and any successor agency thereto.

1.8
“GMP” shall mean current Good Manufacturing Practices promulgated by the FDA, and their equivalent promulgated by the governing health authority of any other country in which the Clinical Trial Products manufactured by Hercon under this Agreement are to be sold by CTI, as the same may be amended from time to time.

1.9
“Intellectual Property” shall mean rights, including, without limitation, any licensed rights, existing as of the date hereof and as may be developed hereafter in and to all confidential or proprietary information, trade secrets, patent rights, technology, know-how, developments, improvements, techniques, data, methods, processes, instructions, formulae, recipes, drawings and specifications necessary to manufacture and supply the Clinical Trial Products hereunder.

1.10
“Label”, “Labeled” or “Labeling” shall mean (i) all labels and other written, printed or graphic matter upon the Clinical Trial Products or upon any container or wrapper utilized with the Clinical Trial Products, or (ii) any written material accompanying the Clinical Trial Products, including, without limitation, package inserts.

1.11	“Limited Warranty” shall have the meaning defined in Section 4.4(c) hereof.

1.12	“Packaging” shall mean all primary containers, cartons, shipping cases or any other like matter used in packaging or accompanying the Clinical Trial Products.

1.13	“Parties” shall mean CTI and Hercon and their respective successors and assigns.

1.14
“Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.15	“Product NDA” shall mean the New Drug Application relating to the Clinical Trial Products as may be filed with the FDA by CTI, and any supplements thereto.

1.16
“Regulatory Dossiers” shall mean all registrations, permits, licenses, authorizations, approvals, presentations, notifications or filings (together with all applications therefor), if any, which are filed with or granted by the governing health authority of any country, including the FDA, and which are required to develop, make, use, sell, import or export the Clinical Trial Products, other than the Drug Master File.

1.17
“Territory” shall mean the United States of America (including all of its states, Puerto Rico, the District of Columbia, and all territories, dependencies, and possessions of the United States) and such additional countries as may be added from time to time by mutual written agreement of the parties hereto.

1.18
“Process” or “Processing” shall mean the act of manufacturing, handling, storing, analyzing, testing, filling, finishing, packaging, inspecting, labeling and preparing for shipment of Clinical Trial Products by Hercon pursuant to this Agreement and shall include, without limitation, optimization of the formulation of or process by which the Clinical Trial Products are made. Processing shall also include all tasks and services set forth on Exhibit B hereto.

ARTICLE 2
OBLIGATIONS

2.1
Obligations of Hercon. Hercon shall perform all Processing, including all tasks and services set forth on Exhibit B hereto, in accordance with this Agreement. Without limiting the generality of the foregoing, Hercon’s obligations shall include the following:

(a)
Regulatory Compliance. Promptly upon execution of this Agreement, Hercon shall apply for or extend, and throughout the term of this Agreement Hercon shall maintain and remain in compliance with, all Regulatory Dossiers required in the Territory for Hercon’s Processing of the Clinical Trial Products hereunder, including all necessary licenses, permits and approvals required by the FDA and/or other regulatory agencies in connection with the manufacture, filling, packaging, storage, and shipment of the Clinical Trial Products.

(b)
Reporting. Hercon shall keep CTI fully informed of the status of the Processing of the Clinical Trial Products including providing written reports at reasonable frequencies to CTI upon request, stating in reasonable detail all efforts made and in process, and all significant progress achieved and material difficulties encountered in the Processing of the Clinical Trial Products since the last such report. In addition, verbal reporting can be regularized, such as every week or every other week, upon CTI’s request. Hercon shall (i) provide CTI with access to all technical information employed in or arising out of Hercon’s Processing of the Clinical Trial Products; and (ii) provide such other information concerning the Processing of Clinical Trial Products as CTI shall reasonably request. Hercon will designate a primary project contact with respect to the Clinical Trial Products throughout the performance of the Processing of the Clinical Trial Products pursuant to this Section 2.1 to answer any reasonable questions from CTI.

(c)
Generation and Maintenance of Data and Records for Product NDA Filing and as Required by Law. Hercon shall be responsible for generation and maintenance of all product manufacturing related data required for the filing by CTI of the Product NDA with the FDA, including, without limitation, data relating to product specifications, analytical methods, stability data, process validation and manufacturing processes and instructions. Upon the reasonable request of CTI, Hercon promptly shall provide CTI with such information, samples and technical assistance, and otherwise cooperate with CTI, in connection with the preparation, prosecution and maintenance of the Product NDA. In addition, Hercon shall maintain, for a period of at least three (3) years from the manufacturing date or longer if required under applicable laws or regulations, complete, true and accurate books, records, test and laboratory data, reports and all other information relating to the services performed by Hercon under this Agreement, including technical records pertaining to the methods, facilities and equipment used for Processing of Clinical Trial Products, in accordance with all applicable laws and regulations.

2.2
Milestone Payments to Hercon. Subject to the achievement of the applicable milestones provided in Section 3.1, in consideration of technology transfer review, formulation optimization and scale-up work, Clinical Trial Products manufacture and other services to be performed by Hercon under this Agreement, CTI shall pay Hercon the milestone payments set forth in Section 3.1, provided the scope of the project with respect to the clinical supplies outlined in Exhibit C does not change.

2.3
Funding of the Safety and Efficacy Studies by CTI. CTI shall, at its own cost and expense, engage a contract research organization to conduct the safety and efficacy studies of Clinical Trial Products. In the event that the study fails to demonstrate the safety or the efficacy of the Clinical Trial Products, then CTI shall have the right to terminate this Agreement as provided in Section 11.2.

2.4	Filing of a Product NDA. Subject to Hercon’s assistance as set forth in Section 2.1 above, CTI shall, at its own cost and expense, prepare, file and prosecute the Product NDA with the FDA.

ARTICLE 3
MILESTONE PAYMENTS; PRICE AND PAYMENT TERMS

3.1	Milestone Payments. For the services rendered to CTI by Hercon under this Agreement, CTI shall remit to Hercon the following milestone payments:

MILESTONE	PAYMENT AMOUNT
1 A. 5 days after the Execution of this Agreement	$*
1 B. The latest date of completion of all of the following: Completion of conversion to Hercon methodology, order components, dedicated tooling, drawings, documentation records, testing/release; Completion of analytical validation; and Completion of full scale-up, including non-GMP run and testing, and commencement of informal stability testing
$*
Subtotal for Stage 1	$*
2 A. Initiation of clinical trial batch manufacture	$*
2 B. Completion of Phase 2 dose-ranging study clinical trial batch manufacture, completion of testing/release, commencement of stability testing	$*
2 C. Completion of 3 months accelerated and non-accelerated stability testing, with 2 year room temperature testing ongoing	$*
Subtotal for Stage 2	$*
3 A. Initiation of clinical trial batch manufacture	$*
3 B. Completion of Phase 3 pivotal study clinical trial batch manufacture, completion of testing/release, commencement of stability testing	$*
Subtotal for Stage 3	$*
TOTAL	$*

Milestone payments reflect the total cost of Nitroglycerin Adhesive Mixture, materials and effort to complete Processing of the Clinical Trial Products. Hercon recognizes that unexpected difficulties may arise during any stage of this work, and guarantees and agrees that the milestone payments will never exceed the payments specified in Section 3.1.

Each of the above-referenced milestone payments shall only be payable once no later than thirty (30) days from the date of invoices therefor issued to CTI by Hercon, with the exception of milestone 1 A above, which shall be payable once, no later than five (5) days from the date of the execution of this Agreement. A more detailed description of each milestone is set forth on Exhibit B hereto. Hercon shall not issue any invoice prior to the achievement of the applicable milestone above and the receipt of the milestone payments is expressly conditioned on Hercon providing CTI with such invoices and with all necessary documentation and data requested by CTI in order to determine the achievement of any such milestone.

ARTICLE 4
MANUFACTURING CLINICAL TRIAL PRODUCTS

4.1
Clinical Trial Products Supply and Purchase Obligations. CTI understands and agrees that Hercon does not warrant or commit that the Clinical Trial Products will receive applicable regulatory approval or be successfully marketed and commercialized. For the life of the patents referenced in the Recitals to this Agreement, Hercon is precluded from manufacturing or supplying the Clinical Trial Products to any Person other than CTI or any licensee or transferee of CTI’s Intellectual Property.

4.2	Manufacturing Practices.

(a)
Clinical Trial Product Specifications. Hercon shall manufacture, fill, assemble, warehouse and otherwise Process (except for labeling) the Clinical Trial Products in conformity with the Product Specifications and in accordance with all applicable laws and regulations, including the U.S. Federal Food, Drug and Cosmetic Act, 21 U.S.C. §301 et seq. and regulations promulgated thereunder.

(b)
GMP. Hercon shall manufacture the Clinical Trial Products in accordance with GMP. Hercon shall advise CTI in writing of any proposed process changes that have regulatory implications prior to their implementation by Hercon. CTI shall have the right, at its sole expense, to audit Hercon for compliance with GMP on reasonable notice during normal business hours at least once in each calendar year, and more often in CTI’s reasonable discretion.

(c)	Nitroglycerin Adhesive Mixture. Hercon shall supply and use the Nitroglycerin Adhesive Mixture by sourcing such ingredient from the third party base supplier set forth in the Product Specifications.

(d)
Certificates of Analysis. Hercon shall provide CTI with a certificate of analysis for each shipment of the Clinical Trial Products manufactured and supplied hereunder based upon a reference standard established by Hercon and reasonably acceptable to CTI. Such certificate of analysis shall, at a minimum, list the tests performed by or on behalf of Hercon, test specifications and test results. In addition, a statement will be made that the Clinical Trial Products were manufactured in accordance with GMP(s).

(e)
Quality Control Information. Hercon shall perform quality control tests to ensure that the Clinical Trial Products are produced in accordance with GMP and all applicable laws and regulations, including the U.S. Federal Food, Drug and Cosmetic Act, 21 U.S.C. §301 et seq. and regulations promulgated thereunder, and conform to the Product Specifications. Upon the written request of CTI, Hercon shall provide CTI with the results of such quality control tests and such other information, including other analytical and manufacturing documentation, reasonably requested by CTI, regarding quality control of the Clinical Trial Products supplied hereunder. Hercon shall notify CTI as soon as practicable after Hercon identifies any manufacturing or testing deviations, and shall provide CTI with complete records of any investigations, reports and the like pertaining to such deviations.

(f)
Packaging Control. In addition to its obligations pursuant to Sections 4.2 (d) and (e), Hercon will evaluate and inspect each batch of Clinical Trial Products in accordance with Packaging guidelines set forth in the Product Specifications and will provide CTI with a Clinical Trial Products lot release.

(g)
Compliance with Laws. Hercon shall develop and manufacture all Clinical Trial Products in accordance with the Product Specifications. All Clinical Trial Products shall be stored and packaged in accordance with the requirements of all applicable laws and the rules and regulations of the FDA or other regulatory authority promulgated thereunder. Clinical Trial Products shall, at the time of shipment and while in the custody and control of Hercon, not be adulterated, misbranded, misused, contaminated, tampered with or otherwise altered, mishandled, or subjected to negligence and shall conform to the Product Specifications.

(h)
Inspection. CTI, or its designee, may, at its own expense, with prior reasonable notice and during regular business hours, visit the facilities used by Hercon to manufacture, store or otherwise Process Clinical Trial Products to (i) review the Clinical Trial Products related records and the facilities, (ii) inspect, observe and audit the Processing of Clinical Trial Products, and (iii) examine the condition of the Clinical Trial Products and materials used in the Processing.

(i)
Sample Retention. Hercon shall retain samples of each batch of Clinical Trial Products at Hercon’s facility at no cost to CTI until the date that is three (3) years after completion of Processing of each such batch (or for such longer period as may be required by applicable regulatory authorities or applicable laws or regulations).

4.3	Labeling and Packaging.

(a)
Labeling. The Clinical Trial Products will be labeled by a third party provider nominated by CTI. Hercon shall label corrugated cases and pain white cartons in regards to the dose, however Hercon will not be required to provide full labeling required for clinical trial purposes. Other than the labeling described in 4.3(a), Hercon shall have no liability for misbranding or otherwise arising out of or relating to the labeling of the Clinical Trial Products.

(b)
Packaging. Hercon shall supply Packaging which includes, at a minimum, plain white packaging and plain white cartons packaged in corrugated cases. Hercon shall supply Packaging for the Clinical Trial Products under this Agreement and such Packaging shall be in accordance with the Product Specifications as provided herein and all applicable laws and regulations.

4.4	Delivery and Acceptance.

(a)
Delivery. All Clinical Trial Products supplied under this Agreement shall be shipped F.O.B. Emigsville, PA in such quantities, on such dates, with such carrier, to such designation, and in accordance with such other requirements as are specified by CTI in the applicable purchase order. CTI shall pay all freight, insurance charges, taxes, import and export duties, inspection fees and/or other charges applicable to the sale and transport of Clinical Trial Products purchased by CTI hereunder prior to delivery thereof by Hercon to such CTI designated location. Title and risk of loss and damages to Clinical Trial Products purchased by CTI hereunder shall pass to CTI upon delivery to CTI’s designated carrier F.O.B. Hercon’s facility in Emigsville, PA.

(b)
Rejection and Cure. If a shipment of Clinical Trial Products or any portion thereof (i) fails to conform to the applicable Product Specifications, (ii) was not Processed in accordance with applicable laws or regulations or GMP, or (iii) is delivered with a material shortage or any overage of Clinical Trial Products, then CTI shall have the right to reject such nonconforming shipment of Clinical Trial Products or the nonconforming portion thereof, as the case may be. CTI shall give written notice to Hercon of its rejection hereunder, within thirty (30) days after CTI’s receipt of such shipment, specifying the grounds for such rejection; provided, however, that in the event such defect is latent or was not obvious and could not be readily discovered from a physical inspection of the Clinical Trial Products shipment, CTI may give written notice to Hercon of its rejection of such shipment within sixty (60) days after CTI's discovery of such non-conformance. The nonconforming shipment of Clinical Trial Products, or the nonconforming portion thereof, shall be held for Hercon’s disposition, or shall be returned to Hercon, in each case at Hercon’s expense, as directed by Hercon. Hercon shall use its commercially reasonable efforts to replace each nonconforming shipment of Clinical Trial Products, or the nonconforming portion thereof, with conforming Clinical Trial Products as soon as reasonably practicable after receipt of notice of rejection thereof, and in any event shall do so within ninety (90) days after the receipt of replacement Nitroglycerin Adhesive Mixture which shall be ordered no later than thirty (30) days after receipt of notice of rejection thereof.

In the event of a dispute regarding any non-conforming Clinical Trial Products which CTI and Hercon are unable to resolve, a sample of such Clinical Trial Products, together with mutually agreed upon questions, shall be submitted by CTI to an independent laboratory reasonably acceptable to both parties for testing against the Product Specifications, and the test results ("Test Results") obtained by such laboratory shall be final and binding upon the parties save for manifest error on the face of the laboratory’s report. The outside testing laboratory shall be required to enter into written undertakings of confidentiality at least as restrictive as those set forth herein. The fees and expenses of such laboratory testing, and all additional shipping and transportation costs incurred as a result of the dispute, shall be borne entirely by the party against whom such laboratory findings are made. In the event the Test Results indicate that the Clinical Trial Products in question do not conform to the Product Specifications, Hercon shall replace such Clinical Trial Products with conforming Clinical Trial Products in accordance with this Section.

Hercon shall reimburse CTI for all reasonable out-of-pocket charges that CTI incurred as a result of or relating to any nonconforming Clinical Trial Products, including, without limitation, costs for shipping, disposal, storage or cover, if applicable, of the nonconforming Clinical Trial Products.

(c)
Warranty. Hercon warrants that (a) Clinical Trial Products manufactured hereunder shall conform with the Product Specifications; (b) Clinical Trial Products shall be manufactured hereunder in accordance with all applicable laws and regulations, GMP and the Regulatory Dossiers; (c) all raw materials, including, without limitation, the Nitroglycerin Adhesive Mixture, and all Clinical Trial Products will not be adulterated, misbranded, misused, contaminated, tampered with or otherwise altered, mishandled, or subjected to negligence while in the custody and control of Hercon or otherwise violate the rules and regulations of the FDA; (d) Hercon and its officers, directors, employees, Affiliates, contractors and agents have not been debarred or convicted of a crime which could lead to debarment, and Hercon will not use in any capacity the services of any Person debarred or convicted of a crime that could lead to debarment under Subsection 306(a) or (b) of the Generic Drug Enforcement Act of 1992, and neither Hercon nor its officers, directors, employees, Affiliates, contractors or agents or other Person used by Hercon in any services hereunder are or have been subject to any other penalty or sanction by the FDA; (e) Hercon will not transfer or supply any Clinical Trial Products to any Person other than CTI except as required by applicable law, regulation or legal process; and (f) the Process shall not infringe the patent rights of any Person or constitute a misappropriation of the trade secrets or other intellectual property rights of any Person, except for any such infringement or misappropriation arising directly from Hercon’s use of CTI’s Intellectual Property or any failure of CTI’s Intellectual Property to be fully valid or to fully protect the Clinical Trial Products from any such claim of infringement or misappropriation (collectively, parts (a), (b) and (c) above comprise the “Limited Warranty”).

ARTICLE 5
FURTHER OBLIGATIONS OF THE PARTIES

5.1
Drug Master File, Regulatory Dossiers. Hercon shall provide CTI with such assistance as CTI shall reasonably request to obtain a right of reference to the Drug Master File of any third-party supplier of the Nitroglycerin Adhesive Mixture and other raw materials for the Clinical Trial Products designated from time to time by CTI. The Product NDA and all Regulatory Dossiers shall be owned by CTI and Hercon shall have no rights therein.

5.2
Facility Qualification. In addition to Hercon’s responsibilities set forth hereunder, Hercon shall, at no cost to CTI, take all such actions to qualify (and thereafter to maintain qualification of) the facility (or facilities) at which Hercon Processes Clinical Trial Products hereunder, as required under applicable law and regulations in the United States and each other country in the Territory, to enable CTI to obtain and maintain all applicable Regulatory Dossiers for the Clinical Trial Products, including the Product NDA, consistent with the requirements of the FDA and other applicable regulatory authorities in the Territory.

5.3	Further Obligations of Hercon. During the term of this Agreement, Hercon shall:

5.3.1	At its own expense, promptly respond to all reasonable inquiries from CTI.

5.3.2	Without limiting the other provisions of this Agreement, use its commercially reasonable efforts at all times to minimize the development time.

5.3.3
Furnish or otherwise make available to CTI current copies of all issued master batch records, procedures, specifications and methods and standard operating procedures related to the Clinical Trial Products that are material to regulatory filings and submit to CTI prior to implementation any and all proposed changes to the same that are material to regulatory filings.

5.3.4
Furnish or otherwise make available to CTI prior to implementation any proposed manufacturing changes related to the Clinical Trial Products which may affect regulatory status, such as suppliers of raw material used in the Clinical Trial Products, containers, Packaging, Labeling, Product Specifications, manufacturing process, testing or the facilities which are related to the manufacturing of Clinical Trial Products. Notwithstanding anything to the contrary herein, no change in the Product Specifications, manufacturing processes, test methods, or other documentation or procedures relating to Processing of Clinical Trial Products shall be implemented by Hercon unless and until the Parties have executed a written agreement documenting such change.

5.3.5
Promptly notify CTI in writing of any comments, responses or notices received from the FDA, or other applicable regulatory authorities, which relate to or may impact the Clinical Trial Products or the manufacture of the Clinical Trial Products. Without limiting the foregoing, Hercon shall advise CTI no later than the next day that is not a Saturday, Sunday or federal or state holiday if an authorized agent of any regulatory authority plans to visit Hercon’s facility, and makes an inquiry regarding Hercon’s Processing of Clinical Trial Products or regarding any part of the facility that is used in Processing of Clinical Trial Products. CTI shall have the right to be present at any visit relating to the Clinical Trial Products and to review in advance and comment on any response by Hercon to the communication or investigation relating to Clinical Trial Products. Hercon shall provide to CTI copies of any Form 483s or equivalent documents delivered by such regulatory authority as a result of such visit and, at its own cost, obtain and maintain any and all Federal and state regulations and/or licenses with respect to Hercon's manufacture of the Clinical Trial Products.

5.3.6	Provide ongoing technical product support with respect to the Clinical Trial Products.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties. Each party hereby represents and warrants to the other party as follows:

(a)	Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

(b)
Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

(c)
Consents. All necessary consents, approvals and authorizations of and notices to all governmental authorities and other Persons required to be obtained or provided by such party in connection with its performance of this Agreement have been obtained or provided.

(d)
No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

ARTICLE 7
INDEMNIFICATION; INSURANCE

7.1
Hercon’s Indemnity Obligations. Hercon shall defend, indemnify and hold harmless CTI, its Affiliates and their respective successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any and all losses, liabilities, claims, actions, proceedings, damages and expenses (including without limitation reasonable attorneys’ fees and expenses) (herein “Damages”) relating to or arising from (a) Hercon's performance of or failure to perform its obligations under this Agreement, including, without limitation, all data and other information provided to CTI for use in the preparation and filing of the Product NDA, (b) any breach by Hercon or its Affiliates, subcontractors or agents of this Agreement, (c) the negligence or willful misconduct of any officers, directors, partners or employees of Hercon or its Affiliates, subcontractors or agents, or (d) any claims of infringement or misappropriation relating to any intellectual property used by Hercon (expressly excluding CTI’s Intellectual Property) in the fulfillment of its obligations under this Agreement, including, without limitation, any modifications to CTI’s Intellectual Property without CTI's prior written consent.

CTI’s Indemnity Obligations. CTI shall defend, indemnify and hold harmless Hercon, its Affiliates and their respective successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any and all Damages relating to or arising from (a) CTI's performance of or failure to perform its obligations under this Agreement, including, without limitation, all data and other information provided for use in the preparation and filing of the Product NDA, (b) any breach by CTI or its Affiliates, subcontractors or agents of this Agreement, (c) the negligence or willful misconduct of any officers, directors, stockholders, partners or employees of CTI or its Affiliates, subcontractors or agents, or (d) any third party claims of infringement or misappropriation relating to any CTI Intellectual Property used by Hercon in the fulfillment of its obligations under this Agreement.

7.2
Procedure. A party (the indemnitee) that intends to claim indemnification under this Article 7 shall notify the other party (the “indemnitor”) promptly in writing of any action, claim or liability in respect of which the indemnitee believes it is entitled to claim indemnification, provided that the failure to give timely notice to the indemnitor shall not release the indemnitor from any liability to the indemnitee except to the extent the indemnitor is prejudiced thereby. The indemnitor shall have the right, by written notice to the indemnitee, to assume the defense of any such action or claim within the fifteen (15) day period after the indemnitor’s receipt of notice of any action or claim with counsel of the indemnitor’s choice and at the sole cost of the indemnitor. If the indemnitor so assumes such defense, the indemnitee may participate therein through counsel of its choice, but at the sole cost of the indemnitee. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all reasonable out-of-pocket costs of such assistance shall be for the account of the indemnitor. No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party which shall not be unreasonably withheld; provided that the indemnitee shall have no obligation to consent to any settlement of any such action or claim which imposes on the indemnitee any liability or obligation which cannot be assumed and performed in full by the indemnitor, and the indemnitee shall have no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the indemnitor or its insurer.

7.3
Insurance. Hercon shall obtain, at its expense, property, commercial and liability insurance covering its obligations hereunder, in each case in amounts appropriate to the conduct of its business. Without limiting the foregoing, Hercon shall use reasonable efforts to obtain and maintain in force at all times during the term of this Agreement third party liability insurance in reasonably prudent amounts in respect of the risks of which it is providing indemnity hereunder, with a reputable insurance carrier or by self-insurance. Hercon shall make available to CTI, at CTI’s request, evidence of its maintenance of insurance in satisfaction of its obligations under this Section 7.3.

ARTICLE 8
RELATIONSHIP BETWEEN THE PARTIES

8.1
Independent Contractor. The relationship between Hercon and CTI is solely that of buyer and seller, it being understood that each party is acting as an independent contractor for its own account and this Agreement does not establish a joint venture, agency, partnership or employer/employee relationship between the parties. Neither party shall have authority to conclude contracts or otherwise to act for or bind the other party in any manner, whatsoever, as agent or otherwise. Any and all contracts and agreements entered into by either party shall be for that party’s sole account and risk and shall not bind the other party in any respect.

ARTICLE 9
CONFIDENTIALITY AND PUBLIC DISCLOSURE

9.1
Mutual Confidentiality. Except as may be required to obtain government approval to manufacture, sell or use the Clinical Trial Products, Hercon and CTI will treat as confidential the Confidential Information, and will take all necessary precautions to assure the confidentiality of such information. Each party agrees to return to the other upon the expiration or termination of this Agreement all Confidential Information acquired from the other except as to such information it may be required to retain under applicable law or regulation, and except for one copy of such information to be retained by the other party’s legal department or legal counsel. Neither party shall, during the period of this Agreement and for five (5) years thereafter, without the express prior written consent of the other party use or disclose any such Confidential Information for any purpose other than to carry out its obligations hereunder. Both parties, prior to disclosure of such Confidential Information to any employee, consultant or advisor shall ensure that such person is bound in writing to observe the confidentiality provisions of this Agreement. The obligations of confidentiality shall not apply to information that Hercon or CTI is required by law or regulation to disclose, provided however that the disclosing party shall so notify the other party in writing in advance of such required disclosure and shall cooperate with the other party on reasonable measures to protect the confidentiality of the information.

9.2
Public Disclosure. No announcement, news release, public statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either party’s performance hereunder will be made without the other party’s prior written approval, which approval shall not be unreasonably withheld. The parties agree that they will use reasonable efforts to agree on the text, and to coordinate the release, of a press release relating to the existence of this Agreement so that such initial announcement or press release by each is made contemporaneously.

9.3
Remedies. Because of the unique nature of the Confidential Information, the receiving party acknowledges and agrees that the disclosing party may suffer irreparable injury if the receiving party fails to comply with the obligations set forth in this Article 9, and that monetary damages may be inadequate to compensate the disclosing party for such breach. Accordingly, the receiving party agrees that, in addition to any other remedies available at law, in equity or otherwise, the disclosing party will be entitled to seek injunctive relief and/or specific performance, without the requirement of posting a bond or proving actual damages, to enforce the terms, or prevent or remedy the violation, of this Article 9. This provision shall not constitute a waiver by either party of any rights to damages or other remedies which it may have pursuant to this Agreement or otherwise.

ARTICLE 10
INVENTIONS AND WORK PRODUCT

10.1
Inventions. Hercon shall disclose in writing to CTI any invention, development, information or idea, whether patentable or not, made or conceived by Hercon or any of its employees or consultants, in the course of performing or that arise out of the performance of Hercon’s obligations hereunder, including those relating solely to the Clinical Trial Products, Processing of Clinical Trial Products or relating solely to or arising solely from the Confidential Information or Intellectual Property of CTI (collectively, the “Inventions”). Hercon shall make such disclosure to CTI promptly after the conception or reduction to practice of any Inventions. All Inventions shall be the sole and exclusive property of CTI and Hercon hereby expressly and irrevocably conveys and assigns, and shall cause its Affiliates and its and their employees and agents, as applicable, to so convey and assign, to CTI any and all rights, title and interest they may have in and to such Inventions. Assignment and transfer of all such Inventions shall occur instantly and automatically upon the development, making, conception or reduction to practice of such Inventions and shall not require any further deeds or documents to be exchanged between the Parties; provided, however, that upon CTI’s request, Hercon shall execute, acknowledge and deliver, and shall cause its employees and consultants to execute, acknowledge and deliver, all applications, assignments and other instruments which CTI (or its nominee) shall deem reasonably necessary to apply for, obtain, protect, perfect or enforce CTI’s ownership of all rights, title, and interest in the Inventions, including as necessary to apply for and obtain invention rights, patents, patent applications, letters patent, copyrights and reissues thereof (“Rights”) in the United States and foreign countries. Hercon shall execute, acknowledge and deliver, and shall cause its employees and consultants to execute, acknowledge and deliver, all such further papers as CTI may reasonably request to enable CTI (or its nominee) to publish or protect Inventions and render such further assistance as CTI may reasonably request in the prosecution of Rights and in any patent office proceeding or litigation involving Inventions. All Intellectual Property and know-how regardless of origin associated with the Clinical Trial Products shall be the sole and exclusive property of CTI and any inventions shall be duly assigned to CTI.

10.2
Injunctive Relief. Hercon acknowledges and agrees that, because of the unique and extraordinary nature of the development obligations, any breach or threatened breach of the provisions of Section 10.1 hereof would cause irreparable injury and incalculable harm to CTI and CTI shall, accordingly, be entitled to injunctive and other equitable relief for such breach or threatened breach, without the requirement of posting a bond or proving actual damages, and that resort by CTI to sue for injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other right or remedy which CTI may have with respect to such breach or threatened breach. The parties agree that in the event of any action, suit or proceeding at law or in equity brought to enforce the covenants contained in Section 10.1 hereof, or to obtain money damages for breach thereof, the party prevailing in any such action, suit or proceeding shall be entitled upon demand to reimbursement from the other party for all expenses (including, without limitation, reasonable attorney’s fee and disbursements) incurred in connection therewith.

ARTICLE 11
TERM AND TERMINATION

11.1	Term. Unless terminated earlier pursuant to Section 11.2 below, the term of this Agreement (the “Term”) shall expire two (2) years from the date of this Agreement.

11.2	Termination.

By Either party or Both Parties.
(i)	This Agreement may be terminated immediately upon mutual written consent of both Parties upon mutually accepted terms; or
(ii)
Either party shall have the right to terminate this Agreement upon giving written notice of termination to the other party, after the breach of any material provision of this Agreement by the other party if the other party has not cured such breach within thirty (30) days after receipt of written notice thereof from the non-breaching party; or

By CTI.
(i)	CTI shall have the right to terminate this Agreement at any time for any reason upon giving written notice of termination to Hercon.

11.3 Rights and Remedies Upon Expiration or Termination.

Upon the expiration of the Term or the termination of this Agreement pursuant to Section 11.2 hereof: (a) Hercon's obligations to develop the Clinical Trial Products for CTI and CTI's obligations under this Agreement shall terminate; (b) Hercon shall promptly deliver to CTI all manufactured Clinical Trial Products in its possession or control; (c) CTI shall pay to Hercon all unpaid milestone payments for which the corresponding milestones have been met at the date of termination as provided in Section 3.1 and Exhibit B; (d) all Confidential Information, including, without limitation, the Intellectual Property belonging to the disclosing party will remain the sole and exclusive property of the disclosing party and shall be returned to the disclosing party as provided in Section 9.1; (e) all data obtained through Hercon’s performance of its services under this Agreement, including, without limitation, any and all test data, clinical study results, regulatory filings, reports, records and materials in Hercon's possession or control which are specifically exclusive to the manufacture of the Clinical Trial Products, and any intellectual property developed by Hercon relating exclusively to the Clinical Trial Products (which, as provided in Section 10.2 is and shall be the property of CTI), shall be promptly transferred to CTI by Hercon at CTI’s expense; and (f) any and all Clinical Trial Products paid for by CTI, that are in Hercon’s possession at the date of termination shall be promptly delivered to CTI; (g) the confidentiality obligations of the parties shall survive for the term specified in Section 9.1; and (h) the indemnity obligations of the parties shall survive termination for the period determined by the applicable statute of limitations relating to the claim for which indemnification is sought. Any and all payment obligations of the parties to one another accruing prior to termination shall survive termination and if significant progress has been made by Hercon toward the next milestone, CTI shall be obligated to make a pro-rated payment based on time, effort or another equitable arrangement as agreed upon by Hercon and CTI.

Upon termination of this Agreement pursuant to Section 11.2, Hercon shall, for a period up to three months after such termination, transfer to CTI (or its designee) all unique manufacturing technology and know-how related specifically solely to the process of manufacturing Clinical Trials Products (“Technology Transfer”). A Technology Transfer shall include at least the following activities: (a) Hercon shall make available all pertinent know-how, technical data, and other information and documentation necessary or useful to Process the Clinical Trial Products in accordance with this Agreement and to support regulatory filings for the Clinical Trial Products; (b) Hercon shall provide training sessions and reasonable assistance and cooperation at manufacturing site(s) designated by CTI in order to enable CTI or its designee to Process Clinical Trial Products; and (c) Hercon shall allow CTI or its designee reasonable access to Hercon’s facility at reasonable times on business days for any reasonable purpose connected with such Technology Transfer. Should this Agreement be terminated as a result of Hercon’s default or breach, such Technology Transfer shall be provided at Hercon’s sole cost and expense; otherwise, Hercon may invoice and CTI shall pay for such Technology Transfer at Hercon’s then-current and reasonable rates.

ARTICLE 12
NON-COMPETE

Hercon shall not perform any services similar to the services provided by Hercon hereunder or related to Intellectual Property for any other Person with a product utilizing nitric oxide to treat musculoskeletal disease, painful conditions or vascular disease where such services would constitute or contribute to competition with CTI’s business as it relates to the Clinical Trial Products, unless Hercon obtains prior written approval from CTI to provide such other services.

ARTICLE 13
MISCELLANEOUS

13.1
Notices. All notices or other communications given pursuant hereto by one party hereto to the other party shall be in writing and deemed given (a) when delivered by messenger, (b) when sent by fax, (with receipt confirmed), (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (d) five days after being mailed in the U.S., first-class postage prepaid, registered or certified, in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a party may designate as to itself by notice to the other party):

If to CTI, to it at:
Cure Therapeutics, Inc.
14 West 57th Street
Suite 3B
New York, NY 10019
Telephone: 212-586-2226
Fax: 212-586-2246

If to Hercon, to it at:
Hercon Laboratories Corporation
101 Sinking Springs Lane
Emigsville, PA 17318
Telephone: (717) 764-1191
Fax: (717) 764-5395

13.2
Assignment. Neither party shall, without the prior written consent of the other party (not to be unreasonably withheld or delayed), assign or transfer this Agreement to any Person, in whole or in part, provided that, each party may assign or transfer this Agreement to any Affiliate or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of its business to which this Agreement relates without the prior written consent of the other party hereto. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

13.3
Severability. If any portion of this Agreement is held invalid by a court of competent jurisdiction, such portion shall be deemed to be of no force and effect and this Agreement shall continue in full force and effect without said portion(s), consistent with the intent of the Parties at the time of its execution, provided however, if the deletion of such provision materially impairs the commercial value of this Agreement to either party, the parties shall attempt to renegotiate such provision in good faith.

13.4
Entire Agreement. This Agreement and all Exhibits and Schedules attached hereto and thereto contain the sole and entire agreement and understanding of the parties hereto and their respective Affiliates and representatives related to the subject matter hereof and supersede all oral or written agreements concerning the subject matter made prior to the date of this Agreement.

13.5
Amendments, Waivers. This Agreement may not be amended, changed, modified or supplemented orally, and no amendment, change, modification or supplement of this Agreement shall be recognized nor have any effect, unless the writing in which it is set forth is signed by Hercon and CTI, nor shall any waiver of any of the provisions of this Agreement be effective unless in writing and signed by the party to be charged therewith. The failure of either party to enforce, at any time, or for any period of time, any provision hereof or the failure of either party to exercise any option herein shall not be construed as a waiver of such provision or option and shall in no way affect that party’s right to enforce such provision or exercise such option. No waiver of any provision hereof shall be deemed to be, or shall constitute, a waiver of any other provision, or with respect to any succeeding breach of the same provision.

13.6
Governing Law, Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware and the United States, as though made and to be fully performed therein without regard to conflicts of laws and principles thereof.

The parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of breach or dispute arising out of or relating to this Agreement (hereinafter collectively referred to as a “Dispute”) through negotiations between senior executives of CTI and Hercon. If any Dispute is not resolved through such negotiations, each party irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of general jurisdiction of the State of Delaware and the United States District Court for the District of Delaware for any action, suit or proceeding relating to a Dispute, and agrees not to commence any such action, suit or proceeding except in such courts. Each Party further irrevocably and unconditionally waives any claim that such action, suit or proceeding has been brought in an inconvenient forum or should be brought in any other venue to which such party may be entitled by virtue of domicile or otherwise.

13.7
Singular and Plural Forms. The use herein of the singular form shall also denote the plural form, and the use herein of the plural form shall denote the singular form, as in each case the context may require.

13.8
Headings. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

13.9
Counterparts. This Agreement may be executed in one or more facsimile or original counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

13.10
Force Majeure. If either party is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement, by reason of force majeure, including, but not limited to, fire, flood, earthquake, explosion, storm, war, rebellion, acts of God and/or other causes or externally induced casualty beyond its reasonable control and without its negligence, whether similar to the foregoing matters or not, then, upon written notice by the party liable to perform to the other party, the requirements of this Agreement or such of its provisions as may be affected, and to the extent so affected, shall be suspended during the period of such disability; provided that the party asserting force majeure shall bear the burden of establishing the existence of such force majeure by clear and convincing evidence; and provided further, that the party prevented from complying shall use its best efforts to remove such disability within thirty (30) days and shall continue performance with the utmost dispatch whenever such causes are removed and shall notify the other party of the event not more than five (5) days from the time of the event. When such circumstances arise, the parties shall discuss what, if any, modifications to the terms of this Agreement may be required in order to arrive at an equitable solution. Notwithstanding the foregoing, in the event that a material event of force majeure shall continue for a period of longer than sixty (60) days, then the party unaffected by such event may terminate this Agreement by not less than fifteen (15) days' written notice of termination to the other party; provided that, if the force majeure event ceases within such fifteen day period, this Agreement shall remain in full force and effect.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

CURE THERAPEUTICS, INC.

By:
Name:
Title:

HERCON LABORATORIES CORPORATION

By:
Name:
Title:

Exhibits A, B and C have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.